UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2019 (September 30, 2019)

CHINA VTV LIMITED
(Exact name of registrant as specified in its charter)

Nevada	333-203754	47-3176820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

New Times Centre, 393 Jaffe Road, Suite 17A, Wan Chai, Hong Kong

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +85267353339

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None.

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2019, China VTV Limited, a Nevada corporation (the “Company”), entered into a strategic development agreement (the “Strategic Development Agreement”) with CybEye Image, Inc. (“CybEye”), pursuant to which CybEye will develop and provide technical support and maintenance to the Company’s online streaming media platform (“OTT Platform”) and incorporate blockchain technologies to the Company’s OTT Platform to enhance security. The Strategic Development Agreement shall continue in full force and effect until September 29, 2022. During the term of the Strategic Development Agreement, CybEye will develop the OTT Platform only for the Company, and will not engage in providing any services to other media companies. Subject to the terms and conditions of the Strategic Development Agreement, the Company shall issue to CybEye two million and five hundred thousand (2,500,000) shares of its unissued and registered common stock at one time and forty thousand (40,000) shares its unissued and registered common stock per month during the term of the Strategic Development Agreement upon the effectiveness of a registration statement to register those shares. Pursuant to the terms of the Strategic Development Agreement, upon listing of the Company’s common stock on a national stock exchange market, the Company shall make a cash payment of $150,000 to CybEye instead of the stock payment at the end of each whole month for CybEye’s services pursuant to this Agreement.

In connection with the Strategic Development Agreement, on September 30, 2019, the Company and CybEye entered into a non-exclusive licensing agreement (the “Licensing Agreement”), pursuant to which the Company and its affiliates were granted a fully-paid perpetual non-exclusive right and license to use and develop any intellectual property and proprietary information, including, without limitation, any patents and trademarks as set forth in Schedule A thereto, which CybEye owns, to carry out the purposes and goals of the Strategic Development Agreement.

In addition, on September 30, 2019, the Company and Mr. Bing Liu (the “Executive”) entered into an executive employment agreement (the “Executive Employment Agreement”), in accordance with which, subject to the approval of the board of directors of the Company (the “Board”), the Executive shall be elected as a member of the Board and the Chief Technology Officer (“CTO”) of the Company. The Executive Employment Agreement has a term (the “Term”) of three (3) years, unless terminated earlier pursuant to the termination provisions therein. In accordance with the Employment Agreement, the Executive shall receive incentive stock options to purchase five hundred thousand (500,000) shares of the Company’s common stock each year during the Term of the employment pursuant to the stock option agreement (the “Stock Option Agreement”). Upon termination of the Strategic Development Agreement, the Executive Employment Agreement shall also be terminated, unless otherwise mutually agreed in writing. Subject to the terms of the Executive Employment Agreement, the Executive agrees that during the Term of the Agreement and for a period of one (1) year following the end of the Term, the Executive will not, without the prior written consent of the Company, directly or indirectly, engage in any competing business activities relating to the internet-based media industry in all geographical areas of the United States and foreign jurisdictions where the Company may operate.

In connection with the Executive Employment Agreement, on September 30, 2019 (the “Grant Date”), the Company and the Executive entered into the Stock Option Agreement under the Company’s 2019 stock plan (the “Plan”), whereby the Company issued the Executive options (the “Options”) to purchase an aggregate of five hundred thousand (500,000) shares of the Company’s common stock, at an exercise price of $12.00 per share. The Stock Option Agreement provides that the Options shall become exercisable on September 29, 2020, one year from the Grant Date, and shall expire on September 29, 2026. Subject to the terms of the Stock Option Agreement and Plan, the Options shall vest in equal amounts each quarter from the Grant Date.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

4.1	Stock Option Agreement dated September 30, 2019
10.1	Strategic Development Agreement dated September 30, 2019
10.2	Non-Exclusive Licensing Agreement dated September 30, 2019
10.3	Executive Employment Agreement dated September 30, 2019

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China VTV Limited

Date: October 3, 2019	By:	/s/ Tijin Song
	Name:	Tijin Song
	Title:	Chief Executive Officer

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